PRICING SUPPLEMENT No. U6177 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 Dated September 22, 2021

Credit Suisse AG $11,000,000 Step Down Trigger Autocallable Notes

Linked to the performance of the Least Performing Underlying between the iShares® MSCI Emerging Markets ETF and the iShares® Russell 2000 ETF due on September 25, 2026

Investment Description

Step Down Trigger Autocallable Notes (the “Notes”) are senior, unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the Least Performing Underlying between the iShares® MSCI Emerging Markets ETF and the iShares® Russell 2000 ETF (each an “Underlying” and together the “Underlyings”). If the Closing Level of each Underlying is (i) equal to or greater than its respective Initial Underlying Level on one of the first four Observation Dates or (ii) equal to or greater than its respective Downside Threshold on the Final Valuation Date, Credit Suisse will automatically call the Notes on the immediately following Call Settlement Date and pay you a cash payment per Note equal to the principal amount of your Notes plus the applicable Call Return (the “Call Price”). No further amounts will be owed to you under the Notes after an automatic call. The Call Return applicable to each Call Settlement Date increases based on the Call Return Rate. If the Notes are not called prior to maturity, a Trigger Event will have occurred, meaning at least one Underlying closed below its Downside Threshold on the Final Valuation Date, and Credit Suisse will pay you less than the full principal amount of your Notes, if anything, resulting in a loss on your principal that is proportionate to the depreciation of the Underlying with the greatest percentage decline from its Initial Underlying Level to its Final Underlying Level (the “Least Performing Underlying”). In that case, you will lose a substantial portion and possibly all of your investment. Investing in the Notes involves significant risks. Higher call return rates are generally associated with a greater risk of loss. You will lose some or all of your investment if the Notes are not called. You will be exposed to the market risk of each Underlying individually and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying. The Downside Threshold is observed only on the Final Valuation Date and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features	Key Dates

☐   Automatically Callable — If the Closing Level of each Underlying is (i) equal to or greater than its respective Initial Underlying Level on one of the first four Observation Dates or (ii) equal to or greater than its respective Downside Threshold on the Final Valuation Date, Credit Suisse will automatically call the Notes and pay you a cash payment per Note equal to the Call Price for the applicable Observation Date and no further payments will be made on the Notes. If the Notes are not called, a Trigger Event will have occurred and investors will be exposed to any depreciation of the Least Performing Underlying at maturity.

☐   Downside market risk subject to a Trigger Event — If a Trigger Event occurs, meaning the Final Underlying Level of any Underlying is less than the applicable Downside Threshold, Credit Suisse will pay you less than your principal amount, if anything, resulting in a loss of your principal that will be proportionate to the full depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level. The Downside Threshold is observed on the Final Valuation Date and the contingent repayment of your principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

	Strike Date	September 21, 2021
	Trade Date	September 22, 2021
	Settlement Date	September 27, 2021
	Observation Dates*	Annually (beginning after 1 year) (see page 4)
	Final Valuation Date* Maturity Date*	September 22, 2026 September 25, 2026
* Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY EXCHANGe.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Note Offering

These key terms relate to Notes linked to the performance of the Least Performing Underlying between the Underlyings set forth in the table below. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlyings	Tickers	Call Return Rate***	Initial Underlying Levels	Downside Thresholds	CUSIP	ISIN
iShares® MSCI Emerging Markets ETF	EEM UP <Equity>	9.10% per annum	$50.36	$35.25 (Approximately 70% of the Initial Underlying Level)	22551G259	US22551G2599
iShares® Russell 2000 ETF	IWM UP <Equity>		$217.52	$152.26 (Approximately 70% of the Initial Underlying Level)

*** If the Notes are called, your Call Return will be based on which potential Call Settlement Date the Notes are called.

Credit Suisse currently estimates the value of each $10 principal amount of the Notes on the Trade Date is $9.90 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the performance of the Least Performing Underlying between the iShares® MSCI Emerging Markets ETF and the iShares® Russell 2000 ETF	$11,000,000	$10	$0	$0	$11,000,000	$10

(1) The agents for this offering are Credit Suisse Securities (USA) LLC (“CSSU”), an affiliate of ours, and UBS Financial Services Inc. (“UBS”). CSSU expects to sell all of the Notes that it purchases from us to UBS at a price of $10 per $10 principal amount of Notes, for sale to certain fee-based advisory accounts for which UBS is an investment advisor at the price to public of $10 per $10 principal amount of Notes. CSSU and UBS will not receive a sales commission with respect to the Notes. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse                UBS Financial Services Inc.

Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these Notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product Supplement No. I–C dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011958/dp130587_424b2-ps1c.htm

♦	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement, “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your investment, and you are willing to make an investment that may be exposed to any depreciation of the Least Performing Underlying.

♦   You understand that your return will be based on the Underlying Return of the Least Performing Underlying, you will not benefit from the performance of any other Underlying, and you will be fully exposed to the risk of fluctuations in the level of each Underlying.

♦   You believe the Closing Level of each Underlying will be equal to or greater than its respective Initial Underlying Level on one of the first four Observation Dates, or you believe a Trigger Event will not occur, meaning each Underlying will close at or above its respective Downside Threshold on the Final Valuation Date.

♦   You understand and accept that you will not participate in any appreciation in the levels of the Underlyings, which may be significant, and that your potential return is limited to the applicable Call Return, if any, and you are willing to invest in the Notes based on the Call Return Rate specified on the cover hereof.

♦   You are willing to invest in the Notes based on the Downside Thresholds specified on the cover hereof.

♦   You are willing to forgo any dividends paid on the Underlyings or the equity securities included in the Underlyings.

♦   You do not seek current income from your investment.

♦   You are willing to invest in Notes that are subject to potential Automatic Call after one year, and you are otherwise willing to hold such Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦   You understand and accept the risks associated with the Underlyings.

♦   You are willing to assume the credit risk of Credit Suisse for all payments under the Notes, and understand that the payment of any amount due on the Notes is subject to the credit risk of Credit Suisse.

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You seek an investment designed to provide a full return of principal at maturity.

♦   You cannot tolerate a loss of all or a substantial portion of your investment, and you are unwilling to make an investment that may be exposed to any depreciation of the Least Performing Underlying.

♦   You are unwilling to accept that your return will be based on the Least Performing Underlying, you will not benefit from the performance of any other Underlying and you will be fully exposed to the risk of fluctuations in the level of each Underlying.

♦   You believe that any one of the Underlyings will close below its respective Initial Underlying Level on one of the first four Observation Dates, or you believe a Trigger Event will occur, meaning the Closing Level of any one of the Underlyings will be below its respective Downside Threshold on the Final Valuation Date.

♦   You seek an investment that participates in the full appreciation in the levels of the Underlyings, and whose return is not limited. You are unwilling to invest in the Notes based on the Call Return Rate specified on the cover hereof.

♦   You are unwilling to invest in the Notes based on the Downside Thresholds specified on the cover hereof.

♦   You seek current income from your investment.

♦   You prefer to receive the dividends paid on the Underlyings or the equity securities included in the Underlyings.

♦   You are unable or unwilling to hold Notes that are subject to potential Automatic Call after one year or are otherwise unable or unwilling to hold such Notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.

♦   You do not understand or accept the risks associated with the Underlyings.

♦   You are unwilling to assume the credit risk of Credit Suisse for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlyings, see “The Underlyings” in this pricing supplement.

Key Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10 per Note
Term(1)	Approximately five years, unless called earlier. In the event that we make any change to the expected Trade Date and Settlement Date, the calculation agent may adjust (i) the Observation Dates to ensure that the term between each Observation Date remains the same and/or (ii) the Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same.
Underlyings	The iShares® MSCI Emerging Markets ETF and the iShares® Russell 2000 ETF.
Automatic Call Feature	If the Closing Level of each Underlying is (i) equal to or greater than its respective Initial Underlying Level on one of the first four Observation Dates or (ii) equal to or greater than its respective Downside Threshold on the Final Valuation Date, Credit Suisse will automatically call the Notes and pay you a cash payment per Note equal to the Call Price for the applicable Observation Date. No further payments will be made on the Notes after an automatic call.
Call Settlement Date	Two business days following the relevant Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date. If any Call Settlement Date is not a business day, the Call Price will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. Each subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Call Return	The Call Return increases the longer the Notes are outstanding and is based upon a rate of 9.10% per annum (the “Call Return Rate”).
Call Price	The Call Price equals the principal amount per Note plus the applicable Call Return.
The table below reflects the Call Return Rate of 9.10% per annum. These numbers have been rounded for ease of analysis.
Observation Dates	Call Settlement Dates	Call Return	Call Price (per Note)
September 28, 2022	September 30, 2022	9.10%	$10.91
September 22, 2023	September 26, 2023	18.20%	$11.82
September 23, 2024	September 25, 2024	27.30%	$12.73
September 22, 2025	September 24, 2025	36.40%	$13.64
September 22, 2026	September 25, 2026	45.50%	$14.55
Trigger Event

A Trigger Event will occur if the Final Underlying Level of any Underlying is less than its respective Downside Threshold.

In this case, you will not receive the final Call Price and will be fully exposed to any depreciation in the level of the Least Performing Underlying from the Strike Date to the Final Valuation Date.

Payment at Maturity (per Note)

If the Notes are not automatically called, a Trigger Event will have occurred and on the Maturity Date, Credit Suisse will pay you less than the principal amount of your Notes, if anything, resulting in a loss on your initial investment that is proportionate to the Underlying Return of the Least Performing Underlying, for an amount equal to:

$10 + ($10 × Underlying Return of the Least Performing Underlying)

You will lose some or all of your principal amount if the Notes are not called.

Least Performing Underlying	The Underlying with the lowest Underlying Return.
Underlying Return	For each Underlying, calculated as follows: Final Underlying Level – Initial Underlying Level Initial Underlying Level
Downside Threshold	A percentage of the Initial Underlying Level of each Underlying, as specified on the cover of this pricing supplement.
Initial Underlying Level	For each Underlying, the Closing Level of such Underlying on the Strike Date, as specified on the cover of this pricing supplement.
Final Underlying Level	The Closing Level of each Underlying on the Final Valuation Date, as determined by the calculation agent.
Closing Level	For each Underlying, the Closing Level of such Underlying on any trading day will be the last reported sale price for one share of such Underlying, regular way, of the principal trading session on such day on the relevant exchange multiplied by the share adjustment factor for such Underlying.
Observation Dates	The first Observation Date will occur on September 28, 2022. Observation Dates will occur annually thereafter as listed in the “Observation Dates/Call Settlement Dates” table above. The final Observation Date, September 22, 2026, will be the “Final Valuation Date.” Each is subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Events of Default:

With respect to these Notes, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•     a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Downside Threshold
Knock-In Event	Trigger Event
Lowest Performing Underlying	Least Performing Underlying
Valuation Date	Final Valuation Date
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level

Extraordinary cash dividends or distributions

For purposes of the Notes offered by this pricing supplement, the following information supersedes the information set forth under the subheading “Extraordinary cash dividends or distributions” on page PS-27 of the accompanying product supplement:

A dividend or other distribution consisting exclusively of cash to all, or substantially all, holders of an Underlying (the “relevant dividend”) will be deemed to be an extraordinary cash dividend if the calculation agent determines that the relevant dividend is declared and paid outside the normal dividend policy or is materially different from the historical dividend, or that the relevant Underlying announces will be an extraordinary dividend. For the avoidance of doubt, the relevant dividend may be all or only a portion of any cash dividend or other cash distribution and relevant dividends may occur contemporaneously on any given date.

If an extraordinary cash dividend occurs, the share adjustment factor for such Underlying will be adjusted so that the new share adjustment factor equals the prior share adjustment factor plus the product of:

•	the prior share adjustment factor for such Underlying; and

•	a fraction, the numerator of which is the amount of the extraordinary cash dividend per share of such Underlying and the denominator of which is the closing level of such Underlying on the trading day before the ex-dividend date.

Investment Timeline

Strike Date	The Call Return Rate is set, the Initial Underlying Level of each Underlying is observed and the Downside Threshold for each Underlying is determined.

Annually, beginning after 1 year (including the Final Valuation Date)	The Notes will be called if the Closing Level of each Underlying is (i) equal to or greater than its respective Initial Underlying Level on one of the first four Observation Dates or (ii) equal to or greater than its respective Downside Threshold on the Final Valuation Date. If the Notes are called, Credit Suisse will pay you a cash payment per Note equal to the Call Price for the applicable Call Settlement Date, which is $10 plus the applicable Call Return.

Maturity Date

The Final Underlying Level of each Underlying is observed on the Final Valuation Date.

If the Notes have not been called, a Trigger Event will have occurred and Credit Suisse will pay you less than the principal amount of your Notes, if anything, resulting in a loss on your initial investment proportionate to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level, for an amount equal to:

$10 + ($10 × Underlying Return of the Least Performing Underlying)
per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES.

You will be exposed to the market risk of each Underlying individually and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlyings. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Notes Generally

♦	You may receive less than the principal amount at maturity — If the Notes are not automatically called, a Trigger Event will have occurred and you will receive less at maturity than you originally invested in the Notes. If the Final Underlying Level of any Underlying is less than its respective Downside Threshold, you will be fully exposed to any depreciation in the Least Performing Underlying and will incur a loss proportionate to the Underlying Return of the Least Performing Underlying. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Notes and you could lose your entire investment. It is not possible to predict whether a Trigger Event will occur, and in the event that there is a Trigger Event, by how much the Final Underlying Level of the Least Performing Underlying will decrease in comparison to its Initial Underlying Level. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Notes, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Notes to be less at maturity than it is at the time you invest. An investment in the Notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	Your potential return on the Notes will not exceed the Call Return — If called, the return potential of the Notes is limited to the applicable Call Return regardless of any appreciation of either Underlying. In addition, because the Call Return increases the longer the Notes have been outstanding, the Call Price payable with respect to earlier Observation Dates is less than the Call Price with respect to later Observation Dates. The earlier a Note is called, the lower your return will be. In addition, if called, you may not be able to reinvest in similar securities with similar terms as the Notes due to market conditions at the time of the automatic call. If the Notes are not called, a Trigger Event will have occurred and you will be subject to the decline in the level of the Least Performing Underlying even though you will not participate in any potential appreciation of either Underlying.

♦	No interest payments — The Notes do not pay interest. You may lose some or all of your investment at maturity depending on the performance of the Least Performing Underlying.

♦	The probability that the Final Underlying Level of the Least Performing Underlying will be less than its Downside Threshold will depend on the volatility of such Underlying — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Underlying Level of such Underlying could be less than its Downside Threshold, indicating a higher expected risk of loss on the Notes. The terms of the Notes are set, in part, based on expectations about the volatility of each Underlying as of the Trade Date. The volatility of each Underlying can change significantly over the term of the Notes. The levels of the Underlyings could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

♦	Because the Notes are linked to the performance of more than one Underlying, there is a greater risk of the Notes not being called, the Call Price not being paid and of you sustaining a significant loss on your investment — The risk that the Notes will not be called, you will not receive the Call Price and you will lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar Notes that are linked to the performance of fewer Underlyings. With more than one Underlying, it is more likely that the Closing Level of any Underlying will be less than its respective Initial Underlying Level on any Observation Date before the Final Valuation Date or less than its respective Downside

Threshold on the Final Valuation Date. Therefore it is more likely that the Notes will not be called, you will not receive the Call Price and that you will suffer a significant loss on your investment at maturity.

In addition, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the ratios of the returns of those Underlyings were similar to each other over a given period of time. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its respective Initial Underlying Level on one of the first four Observation Dates or its respective Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for the Notes not to be called, the Call Price not to be paid during the term of the Notes and for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its respective Initial Underlying Level on one of the first four Observation Dates or its respective Downside Threshold on the Final Valuation Date, as both of those Underlyings may decrease in value together.

Credit Suisse determines the Call Return Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Call Return Rate than would be payable on securities that have a higher degree of correlation.

♦	Your return will be based on the individual return of each Underlying — Unlike notes linked to a basket of underlyings, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. The amount payable on the Notes, if any, depends on the performance of the Least Performing Underlying regardless of the performance of any other Underlying. You will bear the risk that any of the Underlyings will perform poorly.

♦	The U.S. federal tax consequences of an investment in the Notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the Notes, the tax consequences of the ownership and disposition of the Notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the Notes described herein is respected, there is a risk that a Note will be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Notes, possibly retroactively.

Risks Relating to the Underlyings

♦	There are risks associated with the Underlyings— Although shares of the Underlyings are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. Each Underlying is subject to management risk, which is the risk that an Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to each Underlying’s investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by such Underlying. Any of these actions could adversely affect the price of the shares of each Underlying and consequently the value of the Notes. For additional information on the Underlyings, see “The Underlyings” herein.

♦	The performance and market value of each Underlying, particularly during periods of market volatility, may not correlate to the performance of its Tracked Index — Each Underlying will generally invest in all of the equity securities included in the index tracked by such Underlying (each such index, a “Tracked Index”), but may not fully replicate such Tracked Index. There may be instances where an Underlying’s investment advisor may choose to overweight another stock in such Underlying’s Tracked Index, purchase securities not included in such Underlying’s Tracked Index that such investment advisor believes are appropriate to substitute for a security included in such Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of each Underlying will reflect additional transaction costs and fees that are not included in the calculation of such Underlying’s Tracked Index. Finally, because the shares of each Underlying are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of each Underlying may differ from the net asset value per share of such Underlying.

During periods of market volatility, securities held by each Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of such Underlying and the liquidity of such Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in each Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Underlying. As a result, under these circumstances, the market value of shares of each Underlying may vary substantially from the net asset value per share of such Underlying. For all the foregoing reasons, the performance of each Underlying may not correlate with the performance of its Tracked Index. For additional information on the Underlyings, see “The Underlyings” herein.

♦	Foreign securities markets risk — Some or all of the assets included in the iShares® MSCI Emerging Markets ETF are issued by foreign companies and trade in foreign securities markets. Investments in the Notes therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the iShares® MSCI Emerging Markets ETF may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the iShares® MSCI Emerging Markets ETF, and therefore the performance of the iShares® MSCI Emerging Markets ETF and the value of the Notes.

♦	Emerging markets risk — The iShares® MSCI Emerging Markets ETF is exposed to the political and economic risks of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the performance of the Notes.

♦	Currency exchange risk — Because the prices of the equity securities included in the iShares® MSCI Emerging Markets ETF are converted into U.S. dollars for purposes of calculating the level of the iShares® MSCI Emerging Markets ETF, investors will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the iShares® MSCI Emerging Markets ETF trade. Currency exchange rates may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the equity securities included in the iShares® MSCI Emerging Markets ETF, the level of the iShares® MSCI Emerging Markets ETF and the value of the Notes.

♦	The Notes are linked to the iShares® Russell 2000 ETF and are subject to the risks associated with small-capitalization companies — The iShares® Russell 2000 ETF is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the iShares® Russell 2000 ETF may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

♦	No ownership rights relating to the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned the shares of the Underlyings or the assets that comprise the Underlyings. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return you would receive based on a purchase of the shares of the Underlyings or the assets that comprise the Underlyings.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the shares of the Underlyings or the assets that comprise the Underlyings. Further, the performance of the Underlyings will not include these dividends or distributions and does not contain a “total return” feature.

♦	Anti-dilution protection is limited — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the Notes may be materially and adversely affected. See “Description of the Securities—Adjustments” in the accompanying product supplement.

♦	Government regulatory action, including legislative acts and executive orders, could result in material changes to the Underlyings and could negatively affect your return on the Notes — Government regulatory action, including legislative acts and executive orders, could materially affect the Underlyings. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the Notes.

Risks Relating to the Issuer

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

Risks Relating to Conflicts of Interest

♦	Hedging and trading activity — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the Notes, including in the Underlyings or instruments related to the Underlyings. We, any dealer or any of our or their respective affiliates may also trade in the Underlyings or instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in “The estimated value of the Notes on the Trade Date is less than the Price to Public.” Therefore, in addition to the level of any Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the Notes;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	The estimated value of the Notes on the Trade Date is less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the Notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring securities such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your Notes could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the Notes and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-current estimated value of the Notes. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Automatic Call. Because a Trigger Event is determined by observing the Downside Thresholds only on the Final Valuation Date, if you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the levels of all of the Underlyings are above their respective Downside Thresholds at that time.

Hypothetical Examples of How the Notes Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon Automatic Call or at maturity for a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below. Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $10 principal amount to the $10 Price to Public. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlyings. The actual terms are set forth on the cover of this pricing supplement and under “Key Terms” above. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10
Term:	Approximately five years
Hypothetical Call Return Rate:	9.10% per annum
Observation Dates:	Annually (beginning after 1 year)
Hypothetical Initial Underlying Level:
Underlying A:	200
Underlying B:	50

Hypothetical Downside Threshold:
Underlying A:	140 (70% of the Hypothetical Initial Underlying Level)
Underlying B:	35 (70% of the Hypothetical Initial Underlying Level)

Example 1 — Notes are called on the First Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: 200 (at or above Initial Underlying Level) Underlying B: 60 (at or above Initial Underlying Level)	Notes called; Issuer pays principal plus Call Return of $0.91 on Call Settlement Date.
	Total Payment (per $10 Note)	$10.91 (9.10% total return)

Because the Closing Level of each Underlying is equal to or greater than its respective Initial Underlying Level on the first Observation Date, the Notes are called on the first Observation Date, and on the Call Settlement Date Credit Suisse will pay you a total of $10.91 per $10 principal amount (reflecting your principal amount plus the applicable Call Return). You will have received a 9.10% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes are called on the Second Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: 150 (below Initial Underlying Level) Underlying B: 40 (below Initial Underlying Level)	Notes NOT called
Second Observation Date	Underlying A: 220 (at or above Initial Underlying Level) Underlying B: 75 (at or above Initial Underlying Level)	Notes called; Issuer pays principal plus Call Return of $1.82 on Call Settlement Date.
	Total Payment (per $10 Note)	$11.82 (18.20% total return)

Because the Closing Level of at least one Underlying was less than its respective Initial Underlying Level on the first Observation Date, the Notes are not called on the first Observation Date. Because the Closing Level of each Underlying is equal to or greater than its respective Initial Underlying Level on the second Observation Date, the Notes are called on the second Observation Date, and on the Call Settlement Date Credit Suisse will pay you a total of $11.82 per $10 principal amount (reflecting your principal amount plus the applicable Call Return). You will have received an 18.20% total return on the Notes. You will not receive any further payments on the Notes.

Example 3 — Notes are called on the Final Valuation Date

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: 150 (below Initial Underlying Level) Underlying B: 30 (below Initial Underlying Level)	Notes NOT called
Second through Fourth Observation Dates	Underlying A: various (below Initial Underlying Level) Underlying B: various (at or above Initial Underlying Level)	Notes NOT called
Final Valuation Date	Underlying A: 140 (at or above Downside Threshold) Underlying B: 40 (at or above Downside Threshold)	Notes called; Issuer pays principal plus Call Return of $4.55 on Maturity Date.
	Total Payment (per $10 Note)	$14.55 (45.50% total return)

Because the Closing Level of at least one Underlying was less than its respective Initial Underlying Level on each Observation Date prior to the Final Valuation Date, the Notes are not called prior to the Final Valuation Date. Because the Final Underlying Level of each Underlying is equal to or greater than its respective Downside Threshold, the Notes are called on the Final Valuation Date. On the Call Settlement Date (which is the Maturity Date), Credit Suisse will pay you a total of $14.55 per $10 principal amount (reflecting your principal amount plus the applicable Call Return). You will have received a 45.50% total return on the Notes.

Example 4 — Notes are NOT called, so a Trigger Event occurs

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: 150 (below Initial Underlying Level) Underlying B: 40 (below Initial Underlying Level)	Notes NOT called
Second through Fourth Observation Dates	Underlying A: various (below Initial Underlying Level) Underlying B: various (at or above Initial Underlying Level)	Notes NOT called
Final Valuation Date	Underlying A: 140 (at or above Downside Threshold) Underlying B: 20 (below Downside Threshold)	Notes NOT called; Issuer pays less than the principal amount resulting in a loss proportionate to the depreciation of the Least Performing Underlying.
	Total Payment (per $10 Note)	$4 (60% loss)

Because the Closing Level of at least one Underlying is less than its respective Initial Underlying Level on each Observation Date prior to the Final Valuation Date and the Final Underlying Level of at least one Underlying is less than its respective Downside Threshold, the Notes are not called and a Trigger Event occurs; thus at maturity, Credit Suisse will pay you a total of $4 per $10 principal amount, calculated as follows:

The Underlying Return of the Least Performing Underlying will equal:

Final Underlying Level of Underlying B – Initial Underlying Level of Underlying B

Initial Underlying Level of Underlying B

= −0.60

The Payment at Maturity = principal amount of the Notes × (1 + Underlying Return of the Least Performing Underlying)

= $10 × (1 – 0.60) = $4

You will have received a total of $4 per $10 principal amount, a 60% total loss on the Notes.

Hypothetical Payment at Maturity

The table below assumes a Downside Threshold of 70% of the Initial Underlying Level of each Underlying and that the Notes are not automatically called. It illustrates, for a $10 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Least Performing Underlying. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Percentage Change from the Initial Underlying Level to the Final Underlying Level of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Payment at Maturity
−31%	−31%	$6.90
−40%	−40%	$6
−50%	−50%	$5
−60%	−60%	$4
−70%	−70%	$3
−80%	−80%	$2
−90%	−90%	$1
−100%	−100%	$0

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

The iShares® MSCI Emerging Markets ETF

We have derived all information contained herein regarding the iShares® MSCI Emerging Markets ETF from publicly available information. Such information reflects the policies of, and is subject to change by, BlackRock Fund Advisors, which maintains and manages the iShares® MSCI Emerging Markets ETF and acts as investment advisor to the iShares® MSCI Emerging Markets ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the iShares® MSCI Emerging Markets ETF.

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks to track the investment results of the MSCI Emerging Markets Index, which is designed to measure equity market performance in the global emerging markets.

iShares, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information filed by iShares, Inc. with the SEC under the Securities Act and the Investment Company Act can be found by reference to its SEC file numbers: 033-97598 and 811-09102. Shares of the iShares® MSCI Emerging Markets ETF are listed on the NYSE Arca under ticker symbol “EEM.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement, any accompanying product supplement, the prospectus supplement or the prospectus.

The iShares® Russell 2000 ETF

We have derived all information contained herein regarding the iShares® Russell 2000 ETF from publicly available information. Such information reflects the policies of, and is subject to change by, iShares Trust, which maintains and manages the iShares® Russell 2000 ETF, and BlackRock Fund Advisors, the investment advisor to the iShares® Russell 2000 ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the iShares® Russell 2000 ETF.

The iShares® Russell 2000 ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index.

Information filed by the iShares® Trust with the SEC under the Securities Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-92935 and 811-09729. Shares of the iShares® Russell 2000 ETF are listed on the NYSE Arca under ticker symbol “IWM.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement, any accompanying product supplement, the prospectus supplement or the prospectus.

The Underlyings

The following graphs set forth the historical performance of the Underlyings based on the Closing Level of each Underlying from January 4, 2016 through September 21, 2021. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the Notes. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the Notes. The graphs below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information on the Underlyings, see “The Underlyings” herein.

Historical Information

The Closing Level of the iShares® MSCI Emerging Markets ETF on September 21, 2021 was $50.36. The red line on the graph represents the Downside Threshold.

Historical Performance of the iShares® MSCI Emerging Markets ETF

The Closing Level of the iShares® Russell 2000 ETF on September 21, 2021 was $217.52. The red line on the graph represents the Downside Threshold.

Historical Performance of the iShares® Russell 2000 ETF

Correlation of the Underlyings

The following graph sets forth the historical performances of the iShares® MSCI Emerging Markets ETF and the iShares® Russell 2000 ETF from January 4, 2016 through September 21, 2021, based on the daily Closing Levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing level of 100 on January 4, 2016 by dividing the Closing Level of that Underlying on each day by the Closing Level of that Underlying on January 4, 2016 and multiplying by 100.

We obtained the Closing Levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Levels of the Underlyings during the term of the Notes, including on any Observation Date or on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your initial investment.

Historical Performance of the iShares® MSCI Emerging Markets ETF and the iShares® Russell 2000 ETF

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to another. For additional information, see the information set forth under “Key Risks – Because the Notes are linked to the performance of more than one Underlying, there is a greater risk of the Notes not being called, the Call Price not being paid and of you sustaining a significant loss on your investment” herein.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its respective Initial Underlying Level on one of the first four Observation Dates or its respective Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for the Notes not to be called, the Call Price not to be paid during the term of the Notes and for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its respective Initial Underlying Level on one of the first four Observation Dates or its respective Downside Threshold on the Final Valuation Date, as both of those Underlyings may decrease in value together.

In addition, for each additional Underlying to which the Notes are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Therefore the greater the number of Underlyings, there is a greater risk of the Notes not being called, the Call Price not being paid and of you sustaining a significant loss on your investment. Credit Suisse determines the Call Return Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation or from a greater number of underlyings will be reflected in a higher Call Return Rate than would be payable on securities that have a higher degree of correlation.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the Notes or instruments that are similar to the Notes. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a Note should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment.

Assuming this treatment of the Notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the Notes prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a Note, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the Note. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), such gain or loss should be long-term capital gain or loss if you held the Note for more than one year.

Even if the treatment of the Notes as described herein is respected, there is a risk that your purchase of a Note will be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your Notes would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your Notes, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the Notes. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax advisor regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the Notes as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the Notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the Notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the Notes, provided that (i) income in respect of the Notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the Notes and representations provided by us, our counsel is of the opinion that the Notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the Notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

If withholding tax applies to the Notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

The agents for this offering are CSSU and UBS. CSSU expects to sell all of the Notes that it purchases from us to UBS at a price of $10 per $10 principal amount of Notes, for sale to certain fee-based advisory accounts for which UBS is an investment advisor at the price to public of $10 per $10 principal amount of Notes. CSSU and UBS will not receive a sales commission with respect to the Notes. Investors that purchase and hold the Notes in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the Notes offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Notes will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Notes. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated August 4, 2021 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on August 4, 2021. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the Notes, the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated August 4, 2021, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on August 4, 2021. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.